APPENDIX A

Items 5(a)-(b) are hereby amended and restated to read in its entirety as follows:

(a) – (b). The following information with respect to the ownership of the Class A Common Stock of the Issuer by the persons filing this statement on Schedule 13D is provided as of September 10, 2025:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (3)
Resolute Compo Holdings LLC (1)	49,290,409	0	49,290,409	0	49,290,409	49,290,409	39.4%
Tungsten 2024 LLC (1)	646,893	0	49,937,302	0	49,937,302	49,937,302	39.9%
Thomas Knott (1)	0	0	49,937,302	0	49,937,302	49,937,302	39.9%
John Cote (1)	0	1,500,000(2)	49,937,302	1,500,000(2)	49,937,302	51,437,302	41.1%

(1)

Resolute Compo Holdings is the record holder of 49,290,409 shares of Class A Common Stock. Tungsten is the record holder of 646,893 shares of Class A Common Stock. Tungsten is the managing member of Resolute Compo Holdings, Mr. John Cote is the manager of Tungsten and Mr. Knott is a member of Resolute Compo Holdings. Tungsten, as managing member, has the right to vote and dispose of the shares of Class A Common Stock reported herein, subject to certain consultation rights held by Mr. Knott. Accordingly, Tungsten, Mr. John Cote and Mr. Knott may each be deemed to share beneficial ownership of the shares of Class A Common Stock held of record by Resolute Compo Holdings and Tungsten.

(2)	Shares held through Ridge Valley LLC, of which Mr. John Cote serves as manager.
(3)	Based upon 125,195,366 shares of Class A Common Stock that were outstanding as of October 30, 2025.

The information provided pursuant to this Item 5 excludes 2,000,000 and 618,013 shares of Class A Common Stock held by Michele D. Logan and CompoSecure Employee, L.L.C., respectively, each of which has agreed pursuant to the respective Purchase Agreement, attached to the Initial Statement as Exhibit 2 and Exhibit 3, to vote its shares in favor of Resolute Compo Holdings’ nominees for the Issuer’s board of directors. Each of the Reporting Persons disclaims beneficial ownership of such shares.